Exhibit 99.1

American Financial Group, Inc. Announces
First Quarter Results

•	Adjusted book value per share $43.94; growth of 3% since year end
•	Core net operating earnings $0.92 per share, up 7% from the comparable 2012 period
•	P&C net written premiums up 16% from comparable 2012 period
•	Full year 2013 core net operating earnings guidance affirmed at $3.60 - $4.00 per share

Cincinnati, Ohio – May 8, 2013 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported 2013 first quarter net earnings attributable to shareholders of $120 million ($1.32 per share), compared to $113 million ($1.14 per share) for the 2012 first quarter. The 2013 first quarter results include $36 million ($0.40 per share) in after-tax net realized gains compared to $28 million ($0.28 per share) in the prior year period. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $1.42 to $43.94 per share during the quarter. Annualized return on equity was 12.4% and 11.8% for the first quarter of 2013 and 2012, respectively.

Core net operating earnings were $84 million ($0.92 per share) for the 2013 first quarter, compared to $85 million ($0.86 per share) for the 2012 first quarter. Higher profit in our Annuity segment was offset by the absence of earnings from our Medicare supplement and critical illness businesses that were sold in August 2012, an adjustment for certain share-based incentive plans and lower investment income in our Property and Casualty Insurance (“P&C”) segment. Core net operating earnings for the first quarter of 2013 and 2012 generated annualized returns on equity of 8.6% and 8.9%, respectively.

During the first quarter of 2013, AFG repurchased 61,586 shares of common stock at an average price per share of $43.71.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended March 31,
	2013	2012
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$84	$85

Realized gains (losses)	36	28
Net earnings attributable to shareholders	$120	$113

Components of Earnings Per Share:
Core net operating earnings	$0.92	$0.86

Realized gains (losses)	0.40	0.28

Diluted Earnings Per Share	$1.32	$1.14

Footnote (a) is contained in the accompanying Notes To Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “The year is off to a great start with record profitability in our annuity operations and solid underwriting results in our property and casualty businesses. We are pleased to see the positive impact of maintaining spreads in our annuity business as well as market firming in selected P&C markets, which has created opportunities for higher growth and improved results in some of our P&C operations.

“At March 31, 2013, AFG had approximately $620 million of excess capital (including parent company cash of $225 million). While we will make opportunistic share repurchases when it makes sense to do so and return capital to shareholders through dividends, we will invest excess capital when we see potential for healthy, profitable organic growth, and for opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. Growth in our P&C specialty casualty businesses and the launch of our Professional Liability Division within our P&C operations last month serve as examples.

“Based on results for the first three months of 2013, we expect core net operating earnings in 2013 to be between $3.60 and $4.00 per share. Our guidance is unchanged primarily as a result of a slower pace of anticipated share repurchase activity. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated an underwriting profit of $48 million in the 2013 first quarter, virtually unchanged from the first quarter of 2012. The combined ratio was 93.1%, 1.2 points higher than the comparable prior year period. Higher profits in our Specialty Casualty Group were offset by lower profitability in our Property and Transportation and Specialty Financial Groups.

Gross and net written premiums were up 12% and 16%, respectively, in the 2013 first quarter compared to the same quarter a year earlier. Although premiums were higher in all of AFG’s Specialty P&C segments, the Specialty Casualty Group was a primary driver of this growth. Further details about AFG’s specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $10 million in the first quarter of 2013, compared to $27 million in the first quarter of 2012 due primarily to lower profitability in our agricultural operations and higher catastrophe losses. Catastrophe losses in this group were $10 million, compared to less than $1 million in the 2012 first quarter, primarily as a result of March storms in the southeastern United States. Gross and net written premiums were up 7% and 10% during the first quarter of 2013, primarily due to higher premiums in our transportation businesses. Net written premiums also increased as a result of lower cessions of our winter wheat business. These increases were offset somewhat by the higher cost of reinsurance programs in several of these businesses. Pricing in this group was up approximately 5% on average for the quarter, following a 4% increase achieved in the fourth quarter of 2012.

The Specialty Casualty Group reported an underwriting profit of $19 million in the first quarter of 2013, compared to $4 million in the first quarter of 2012, reflecting a lower accident year loss ratio as well as increased favorable reserve development in our executive liability and excess liability businesses. Gross and net written premiums for the first quarter of 2013 were up 17% and 19%. While nearly all businesses in this group reported growth, our workers' compensation and excess and surplus businesses were primary drivers of the higher premiums. Increased exposures from higher payroll on existing accounts, price increases and overall business growth have contributed to increases in our workers’ compensation businesses. New business opportunities and general market hardening have generated increased premiums in several of our excess and surplus businesses. Pricing was up approximately 6% on average for the quarter, following a 6% increase achieved in the fourth quarter of 2012.

The Specialty Financial Group reported an underwriting profit of $13 million in the first quarter of 2013, compared to $16 million in the comparable 2012 period. Higher underwriting profits in our financial institutions business and higher favorable development in our trade credit operations were more than offset by lower underwriting profits in our fidelity and crime operations. Gross and net written premiums increased 11% and 22%, respectively. Gross written premiums increased primarily as a result of growth in mortgage protection insurance offered by our financial institutions business, which was offset partially by decreases in our service contract business. Because all of the service contract business is ceded under reinsurance agreements, net written premiums increased more than gross written premiums during the period. Pricing in this group was up 1% for the first quarter of 2013.

Carl Lindner III noted: “I am encouraged by the premium growth opportunities we are seeing and the improved profitability reported in certain of our specialty P&C operations. Based on premium growth across our P&C book of business during the first three months of 2013, we now expect net written premium growth for 2013 to be between 8% - 12%, up from 6% - 10% previously estimated. Overall renewal pricing was up 5% during the quarter, in line with our projections, and a sequential improvement from the previous quarter. Our objective remains to achieve an increase of 4% - 6% in the Specialty Group’s overall average renewal rates in 2013.”

Annuity Segment

AFG's annuity operations contributed $76 million in pretax core earnings in the first quarter of 2013 compared to $60 million in the first quarter of 2012, an increase of $16 million or 27%. The increase in pretax core earnings was primarily a result of growth in AFG's annuity business and exceptionally strong investment results. Over the last year, AFG’s fixed annuity investments (at amortized cost) have grown by 14%.

The profitability of a fixed annuity business is largely dependent on the ability of a company to earn income on the assets supporting the business in excess of the amounts credited to policyholder accounts plus expenses incurred (earning a “spread”). Performance measures such as net interest spread and net spread earned are often presented by annuity businesses to help readers of their financial statements better understand the company's performance. See the accompanying schedules for information about these spreads for AFG’s fixed annuity operations.

Statutory premiums of $624 million in the first quarter of 2013 were up more than 11% from the last quarter of 2012, but 22% lower than the first quarter of 2012. The decrease from the comparable prior year period was expected, and continues to reflect actions taken during 2012 to reduce crediting rates and agent commissions in response to the exceptionally low interest rate environment that began in the second quarter of 2012.

Craig Lindner stated, “Our record annuity earnings reflect the successful marketing, investing and pricing discipline and strategies implemented over the last several years. In addition, our first quarter 2013 results also benefitted from unusually strong investment performance. Due to this strong first quarter, assuming no significant drop in interest rates or the stock market, we are increasing our guidance for the annuity and run-off segments and now expect that the full year 2013 pretax core operating earnings from our annuity and run-off operations will be 8% - 12% higher than the $252 million reported for the full year of 2012.  We continue to expect that premiums for the full year of 2013 will be flat to down slightly when compared with the prior year.”

More information about premiums and the results of operations for our annuity segment may be found in our Quarterly Investor Supplement which is posted on our website.

Run-off Long-Term Care and Life Segment

AFG’s run-off long-term care and life segment incurred a pretax operating loss of $1 million in the first quarter of 2013 compared to pretax operating earnings of $1 million in the comparable prior year period. As a result of the year-end 2012 loss recognition testing on the Company’s closed block of long-term care business and the corresponding charge to earnings, AFG does not expect its run-off long-term care and life operations to contribute material positive or negative results in 2013.

Medicare Supplement and Critical Illness Segment

AFG’s Medicare supplement and critical illness segment contributed pretax core operating earnings of $6 million in the first quarter of 2012. These operations were sold in August 2012 for $326 million.

Investments

AFG recorded first quarter net realized gains of $36 million after tax, compared to $28 million in the comparable 2012 period. Unrealized gains on fixed maturities were $719 million after tax, after DAC, virtually unchanged since year end 2012. Our portfolio continues to be high quality, with 86% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories. P&C net investment income was approximately 6% lower than the comparable 2012 period, in line with our expectations.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $35 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2013 first quarter results at 11:30 am (ET) tomorrow, Thursday, May 9, 2013. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 37142436. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 pm on May 16, 2013. To listen to the replay, dial 1-800-585-8367 (international dial in 404-537-3406) and provide the conference ID 37142436. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link within the Investor Relations section.

Contact:	Diane P. Weidner	Websites:
	Assistant Vice President - Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsuranceGroup.com
www.GAFRI.com

-o0o-
(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG's website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA
(In Millions, Except Per Share Data)

	Three months ended March 31,
	2013	2012(b)
Revenues
P&C insurance net earned premiums	$687	$603
Life, accident & health net earned premiums	30	105
Net investment income	326	317
Realized gains on securities	57	44
Income (loss) of managed investment entities:
Investment income	34	29
Loss on change in fair value of assets/liabilities	(8)	(29)
Other income	22	18
Total revenues	1,148	1,087
Costs and expenses
P&C insurance losses & expenses	644	555
Annuity, life, accident & health benefits & expenses	210	265
Interest charges on borrowed money	18	19
Expenses of managed investment entities	22	19
Other expenses	79	83
Total costs and expenses	973	941
Earnings before income taxes	175	146
Provision for income taxes(c)	62	58

Net earnings including noncontrolling interests	113	88
Less: Net earnings (loss) attributable to noncontrolling interests	(7)	(25)

Net earnings attributable to shareholders	$120	$113

Diluted earnings per Common Share	$1.32	$1.14

Average number of diluted shares	91.0	99.4

Selected Balance Sheet Data:	March 31, 2013	December 31, 2012
Total cash and investments	$29,084	$28,449

Long-term debt	$950	$953

Shareholders’ equity(d)	$4,733	$4,578
Shareholders’ equity (excluding appropriated retained earnings & unrealized gains/losses on fixed maturities)(d)	$3,950	$3,784
Book value per share:
Excluding appropriated retained earnings	$51.94	$50.61
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$43.94	$42.52

Common Shares outstanding	89.9	89.0

Footnotes (b), (c) and (d) are contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
SPECIALTY P&C OPERATIONS
(Dollars in Millions)

	Three months ended March 31,		% Change
	2013	2012

Gross written premiums	$925	$823	12%

Net written premiums	$704	$607	16%

Ratios (GAAP)
Loss & LAE ratio	56.5%	56.9%
Underwriting expense ratio	36.6%	35.0%

Combined Ratio	93.1%	91.9%

Supplemental Information:(e)
Gross Written Premiums:

Property & Transportation	$352	$328	7%
Specialty Casualty	430	366	17%
Specialty Financial	143	129	11%
	$925	$823	12%

Net Written Premiums:
Property & Transportation	$276	$250	10%
Specialty Casualty	295	247	19%
Specialty Financial	113	93	22%
Other	20	17	18%
	$704	$607	16%

Combined Ratio (GAAP):
Property & Transportation	96.5%	89.7%
Specialty Casualty	92.7%	98.1%
Specialty Financial	88.5%	85.0%

Total Specialty Group	93.1%	91.9%

	Three months ended March 31,		Three months ended March 31,
	2013	Points on Combined Ratio	2012	Points on Combined Ratio
Reserve Development (Favorable)/Unfavorable:
Property & Transportation	$(6)	(2.0)	$(10)	(3.8)
Specialty Casualty	(16)	(6.2)	(1)	(0.6)
Specialty Financial	(6)	(4.8)	(7)	(6.9)
Other	(5)	n/a	(1)	n/a
	$(33)	(4.8)	$(19)	(3.3)

Footnote (e) is contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY SEGMENT
(Dollars in Millions)

Components of Statutory Premiums:

	Three months ended March 31,		% Change
	2013	2012
Annuity Premiums:
Retail Single Premium	$360	$451	(20%	)
Financial Institutions Single Premium	194	275	(29%	)
Education Market-403(b)	55	62	(11%	)
Variable Annuities	15	15	-
Total Annuity Premiums	$624	$803	(22%	)

Components of Core Operating Earnings before Income Taxes (Includes $1 million of pretax variable annuity operating earnings in each of the first quarters of 2013 and 2012):

	Three months ended March 31,		% Change
	2013	2012

Revenues:
Net investment income	$248	$228	9%
Other income	14	13	8%
Total revenues	262	241	9%

Costs and Expenses:
Annuity benefits	134	130	3%
Acquisition expenses	31	29	7%
Other expenses	21	22	(5%	)
Total costs and expenses	186	181	3%
Core operating earnings before income taxes	$76	$60	27%

	Three months ended March 31,
	2013	2012
Supplemental Fixed Annuity Information:*

Average fixed annuity reserves	$17,506	$15,508
Net interest spread	2.99%	2.88%
Net spread earned	1.58%	1.43%

*Excludes fixed annuity portion of variable annuity business

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules

a)  Components of core net operating earnings (in millions):

	Three months ended March 31,
	2013	2012
Core Operating Earnings before Income Taxes:
P&C insurance segment	$96	$100
Annuity segment	76	60
Run-off long term-care and life segment	(1)	1
Medicare supp and critical illness segment*	-	6
Interest & other corporate expense	(45)	(40)

Core operating earnings before income taxes	126	127
Related income taxes	42	42

Core net operating earnings	$84	$85

*Medicare supplement and critical illness businesses were sold in August 2012.

b)	Certain reclassifications have been made to conform to the current year’s presentation.

c)
Earnings before income taxes includes $11 million in 2013 and $28 million in 2012 in non-deductible losses attributable to noncontrolling interests related to managed investment entities, increasing the effective tax rate by 2% and 6%, respectively.

d)
Shareholders’ equity at March 31, 2013 includes $719 million ($8.00 per share) in unrealized gains on fixed maturities and $64 million ($0.71 per share) of retained earnings appropriated to managed investment entities. Shareholders’ equity at December 31, 2012 includes $719 million ($8.09 per share) in unrealized after-tax gains on fixed maturities and $75 million ($0.84 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

e)	Supplemental Notes:
•
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•
Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•
Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.